6
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549 SCHEDULE 13G
Under the Securities Exchange Act of
1934

Teekay Shipping Corporation
(Name of Issuer)

Common Stock No par value
(Title of Class of Securities)

V89-564-10-4
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

Cusip Number:  V89-564-10-4

(1)
Name of Reporting Person and S.S. or I.R.S.
Identification Number of Above Person:
     Tiger Management L.L.C.
(2)
Check the Appropriate Box if a Member of a
Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization:
Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      901,874
(7) Sole Dispositive Power:   -0-
(8)
Shared Dispositive Power: 901,874

(9)
Aggregate Amount Beneficially Owned by Each
     Reporting Person:   901,874

(10)
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares:

(11)
Percent of Class Represented by Amount in
Row (9): 3.2%

(12)
Type of Reporting Person:
     IA

Cusip Number: V89-564-10-4

(1)
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Tiger Performance L.L.C.

(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization:
     Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      485,277
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 485,277

(9)
Aggregate Amount Beneficially Owned by
     Each Reporting Person: 485,277

(10)
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares:

(11)
Percent of Class Represented by Amount in
Row (9):  1.7%

(12)
Type of Reporting Person:
     IA

Cusip Number: V89-564-10-4

(1)
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Panther Partners, L.P.

(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization:
     Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      84,296
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 84,296

(9)
Aggregate Amount Beneficially Owned by
     Each Reporting Person:  84,296

(10)
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares:

(11)
Percent of Class Represented by Amount in
Row (9):  0.3%

(12)
Type of Reporting Person:
     IV  PN

Cusip Number: V89-564-10-4
(1)
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
    Panther Management Company, L.P.

(2)
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization:
     Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      84,296
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 84,296

(9)
Aggregate Amount Beneficially Owned by
     Each Reporting Person:  84,296

(10)
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

(11)
Percent of Class Represented by Amount
in Row (9):    0.3%

(12)
Type of Reporting Person:
     IA  PN

Cusip Number: V89-564-10-4

(1)
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Julian H. Robertson, Jr.
(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization:
U.S.

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      1,471,447
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 1,471,447

(9)
Aggregate Amount Beneficially Owned by
Each Reporting Person:   1,471,447

(10)
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares:

(11)
Percent of Class Represented by Amount
in Row (9):  5.2%

(12)
Type of Reporting Person:
     IN

Item 1(a) Teekay Shipping Corporation


Item 1(b) Tradewinds Building, Sixth
Floor, Bay Street, P.O. Box SS-6293,
Nassau, The Bahamas

Item 2(a) This statement is filed on
behalf of Tiger Management
L.L.C.("TMLLC"), Tiger Performance
L.L.C. ("TPLLC"), Panther Partners, L.P.
("Panther") and Panther Management
Company, L.P. ("PMCLP").

Julian H. Robertson, Jr is the ultimate
controlling person of TMLLC, TPLLC and
PMCLP.

Item 2(b) The address of each reporting
person is 101 Park Avenue, New York, NY
10178

Item 2(c) Incorporated by reference to
item (4) of the cover page pertaining
to each reporting person.
Item 2(d) Common Stock no par value
Item 2(e) V89-564-10-4
Item 3. Panther is an investment
company registered under Section 8 of
the Investment Company Act.  Each of
TMLLC, TPLLC and PMCLP is an
investment adviser registered under
Section 203 of the Investment Advisers
Act of 1940. Item   4. Ownership

Ownership as of December 31, 1996 is

incorporated by reference to items (5)

(9) and (11) of the cover page

pertaining to each reporting person.

Item 5. Not applicable

Item 6. Not applicable

Item 7. Not applicable

Item 8. Not applicable

Item 9. Not applicable

Item 10. By signing below, I certify
that, to the best of my knowledge and
belief, the securities referred to
above were acquired in the ordinary
course of business and were not
acquired for the purpose of and do not
have the effect of changing or
influencing the control of the issuer
of such securities and were not
acquired in connection with or as a
participant in any transaction having
such purpose or effect.


After reasonable inquiry and to the
best of my knowledge and belief, I
certify that the information set forth
in this statement is true, complete
and correct.


February 12, 1997


TIGER MANAGEMENT L.L.C.


/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.
By:  Panther Management Company, L.P.,
its General Partner

By: Panther Management Corporation,
its General Partner

/s/ Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.

By: Panther Management Corporation,
its General Partner

/s/ Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

/s/ Nolan Altman,
Under Power of Attorney
Dated: January 27, 1995,
On File with Schedule 13G for Kohl's
Corp. 2/7/95

EXHIBIT A

AGREEMENT

The undersigned agree that this
Schedule 13G dated February 12, 1997
relating to shares of common stock of
Teekay Shipping Corporation shall be
filed on behalf of each of the
undersigned.

TIGER MANAGEMENT L.L.C.

/s/ Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.

By:  Panther Management Company, L.P.,
its General Partner

By: Panther Management Corporation,
its General Partner

/s/ Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.

By: Panther Management Corporation,
its General Partner

/s/ Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

/s/ Nolan Altman,
Under Power of Attorney

Dated: January 27, 1995,
On File with Schedule 13G for Kohl's
Corp. 2/7/95